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                                                                    EXHIBIT 11.1

                                  Lexant Inc.
                       Computation of Earnings Per Share
                 (Dollars in thousands except per share amounts)

                                                For the year ended December 31, 1997     For the year ended December 31, 1998
                                                ------------------------------------     ------------------------------------
                                                   Income       Shares      Per Share       Income        Shares     Per Share
                                                (Numerator)  (Denominator)   Amount      (Numerator)  (Denominator)   Amount
                                                -----------  -------------  ---------    -----------  -------------  ---------
Net Income                                      $     2,189                              $     3,828
Less: Preferred Stock Dividends                          --                                     (301)
                                                --------------------------               --------------------------

NET INCOME PER SHARE - BASIC:
Income available to common shareholders               2,189         45,433  $    0.05          3,527         45,433    $  0.08
                                                                            =========                                  =======

EFFECT OF DILUTIVE SECURITIES:
Convertible preferred stock                              --             --                       301          7,345
Common stock options                                     --             --                        --             --
                                                --------------------------               --------------------------

NET INCOME PER SHARE - DILUTED:
Income available to common shareholders
plus assumed conversions                        $     2,189         45,433 $     0.05    $     3,828         52,778  $    0.07
                                                ==============================================================================

                                                For the year ended December 31, 1999
                                                ------------------------------------
                                                   Income       Shares      Per Share
                                                (Numerator)  (Denominator)   Amount
                                                -----------  -------------  ---------
Net Income                                      $     9,256
Less: Preferred Stock Dividends                        (690)
                                                --------------------------

NET INCOME PER SHARE - BASIC:
Income available to common shareholders               8,566         45,442  $    0.19
                                                                            =========

EFFECT OF DILUTIVE SECURITIES:
Convertible preferred stock                             690         17,481
Common stock options                                     --          2,668
                                                --------------------------

NET INCOME PER SHARE - DILUTED:
Income available to common shareholders
plus assumed conversions                        $     9,256         65,591 $     0.14
                                                =====================================